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EXHIBIT 1


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
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[LOGO] b                                                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                                                FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
BREAKWATER
RESOURCES LTD.                                                                  ----------------------------------------------------

                                                                                2003  FIRST  QUARTER
                                                                                INTERIM  REPORT

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                                         BREAKWATER ON TARGET TO PRODUCE 325 MILLION POUNDS
                               ...AHEAD OF THE TARGETED TOTAL CASH COST OF US$0.32 PER POUND IN 2003.


MANAGEMENT'S DISCUSSION AND ANALYSIS ("MD&A") FOR                 per share) on gross sales revenue of $64.5 million for the
THE FIRST QUARTER ENDED MARCH 31, 2003 SHOULD BE READ IN          same period in 2002. Gross sales revenue decreased by $11.6
CONJUNCTION WITH THE COMPANY'S MD&A INCLUDED IN THE               million from the same period of 2002. Lower sales volumes
2002 ANNUAL REPORT                                                accounted for $9.0 million of the decrease. The stronger
                                                                  Canadian dollar further reduced gross sales revenue by $3.0
OVERVIEW                                                          million. Zinc and lead prices were lower in the first quarter of 2003 than in the same period of 2002, however, gold, silver
     The price of zinc in real terms continued to trade at        and copper prices were higher, more than offsetting the lower
historical lows during the first quarter of 2003. The average     zinc and lead prices by $0.4 million. The stronger Canadian
realized price of zinc was $0.36 per pound, unchanged from the    dollar also resulted in an exchange gain of $5.0 million on US
first quarter of 2002.                                            dollar denominated debt. With the Company's existing debt
                                                                  levels, a US$0.01 increase in the US dollar exchange rate
     The effect of these low prices continues to put pressure     would result in an increase in earnings of $373,000. Whereas,
on the finances of the Company. The successful rights offering    without the US dollar denominated debt, earnings would
completed in 2002 and better than expected results for 2002       decrease by approximately $786,000. The difference of
combined with a modest improvement in the price of zinc and       approximately $1.1 million would be a non-cash item in the
the recently announced sale of the Lapa property should           earnings statement.
provide the working capital necessary to support operations
during 2003. The total cash cost to produce a pound of zinc            The loss from mining activities increased by $2.2 million
during the first quarter of 2003 was US$0.31, its lowest ever     in 2003 to a loss of $2.4 million compared with a loss of $0.2
and the same as during the first quarter of 2002. Other cash      million in 2002. Direct operating costs during the first
requirements including general and administration, interest       quarter of 2003 included higher cost prior period inventory
and financing, and capital expenditures represent an              when compared with the same period of 2002 resulting in
additional US$0.04 per pound. At a zinc price of US$0.35 per      increased direct costs and reduced margins.
pound of zinc, the Company breaks even on a cash basis.
                                                                       Operating cash flow for the first quarter of 2003 was
     The Company is on target to produce 325 million pounds of    $0.4 million ($0.00 per share) compared with operating cash
payable zinc and ahead of the targeted total cash cost of         flow of $4.1 million ($0.04 per share) for the first quarter
US$0.32 per pound of payable zinc in 2003. Production of zinc     of 2002. Operating cash flow includes $1.2 million spent on
contained in concentrate decreased by 29 percent during the       reclamation during the first quarter of 2003, of which $1.0
first quarter of 2003 compared with the same period of 2002 as    million was for the Nanisivik mine, compared with $0.4 million
a direct result of the closure of the Nanisivik mine in           for the same period of 2002.
September 2002.
                                                                       As noted above total cash costs for the first three
FINANCIAL RESULTS - FIRST QUARTER, 2003                           months of 2003 were US$0.31 per pound of payable zinc, the same as the first three months of 2002. A continuing
NET EARNINGS AND CASH FLOW                                        concentrate shortage kept smelter treatment charges lower and decreased total cash costs by US$0.01 per pound of payable
     For the quarter ended March 31, 2003, the Company had        zinc. This component will increase as the price of zinc
consolidated net earnings of $69,000 ($0.00 per share) on         increases. Lower treatment charges lead us to believe that our
gross sales revenue of $52.9 million compared with a              previously forecasted total cash cost of US$0.32 per pound of
consolidated net loss of $3.3 million ($0.03 loss                 payable zinc for 2003 could drop to US$0.31 per pound.


                                                                                                               First Quarter 2003
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
                        "THE STRENGTHENING OF THE CANADIAN DOLLAR TO 1.4693 AT THE END OF THE FIRST QUARTER
                                      OF 2003 FROM 1.5796 AT THE END OF DECEMBER 2002 RESULTED
                                             IN A $5.0 MILLION FOREIGN EXCHANGE GAIN".

STATEMENT OF OPERATIONS AND DEFICIT DATA                               With the proceeds of the sale of the Lapa property, and a
                                                                  modest increase in the price of zinc the Company expects to
                                              FIRST QUARTER       end the year in a stronger financial position with debt
($000's except for per share numbers)         ended March 31      reduced significantly from the March 31, 2003 level of $70.1
                                         -------------------      million. On closing, the sale of the Lapa property will result
                                             2003      2002       in cash proceeds of approximately $13.0 million. A portion of
------------------------------------------------------------      the proceeds is to be used to repay the non-revolving
Gross Sales Revenue                        52,910     64,517      facility. Discussions are ongoing with the Company's lenders
Treatment and Marketing Costs              22,432     31,289      to arrive at an acceptable sharing of the proceeds. The sale
Net Sales Revenue                          30,478     33,228      of Lapa will result in a gain of approximately $11.6 million
Total Operating Costs                      32,833     33,426      to be reported in the second quarter of 2003. An additional
(Loss) from Mining Activities              (2,355)      (198)     non-refundable advance royalty of US$1 million is receivable
Net Earnings (Loss)                            69     (3,271)     when the total published inferred resources reach two million
Net Earnings (Loss) per Common Share            -      (0.03)     ounces of gold.
Cash Provided by Operating Activities(1)      433      4,125
Capital Expenditures                        3,264      2,297      CAPITAL EXPENDITURES
Weighted Average Number of
  Common Shares Outstanding                                            Capital expenditures were $3.3 million for the first
  after Bonus Element                     195,509    101,498      quarter of 2003 compared with $2.3 million for the same period
------------------------------------------------------------      of 2002. Capital expenditures for the full year of 2003 are
(1) Before changes in non-cash working capital items.             expected to be $12.2 million. This compares with capital
                                                                  expenditures of $11.0 million for 2002. In addition, during
OTHER EXPENSES (INCOME)/NON-PRODUCING PROPERTY COSTS              2003, $1.5 million (net of proceeds from asset disposals) is expected to be spent on reclamation and mine closure at the
     General and administrative expenses were relatively          Nanisivik mine, which ceased production in September 2002.
unchanged from the comparable quarter of 2002 while interest      During the first quarter ended March 31, 2003, $1.0 million
and financing costs were lower by 37 percent at $0.7 million.     was spent on reclamation at the Nanisivik mine.
The strengthening of the Canadian dollar to 1.4693 at the end
of the first quarter of 2003 from 1.5796 at the end of            METAL PRICES
December 2002 resulted in a $5.0 million foreign exchange
gain. The Company's debt is denominated in US dollars and acts         The following table sets forth the average realized metal
as a hedge for operating costs incurred in currencies other       prices for the three months ended March 31, 2003 and 2002.
than the US dollar.
                                                                                                       FIRST QUARTER
LIQUIDITY AND FINANCIAL POSITION                                                              ----------------------------------
                                                                  METAL PRICES                     2003        2002     Change %
     Working capital decreased from $22.3 million at December     --------------------------------------------------------------
31, 2002, to a working capital deficiency of $23.7 million at     Zinc (US$/pound)            $    0.36   $    0.36            -
March 31, 2003 as a result of reclassification of $47.0           Copper (US$/pound)          $    0.76   $    0.73            7
million of long-term debt to current debt. The Company's          Lead (US$/pound)            $    0.20   $    0.22           (9)
credit facilities include a US$30.0 million revolver and          Silver (US$/ounce)          $    4.68   $    4.49            4
non-revolving facilities totaling US$29.1 million. Drawings       Gold (US$/ounce)            $  344.13   $  272.40           26
under the revolver are determined based on the values of          Exchange Rate, average
inventories and receivables. As of March 31, 2003 US$14.8           for the quarter (US/Cdn)      0.662       0.627            6
million had been drawn under the revolver, down from US$16.0      --------------------------------------------------------------
million at the end of 2002. These credit facilities are
repayable on January 2, 2004.
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Breakwater Resources Ltd.                                        2
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
OPERATIONS                                                        propane costs, due to the excessively long and cold winter, and an increase in stope preparation and mine backfilling
     Production of zinc in concentrate in the first quarter       activities, both unique to the first quarter, resulted in an
ending March 31, 2003 totalled 95 million pounds compared with    increase of US$0.006. Lower treatment charges reduced the cost
133 million pounds in the first quarter of 2002. The reduced      by US$0.002.
zinc production during the quarter reflects the closure of the
Nanisivik mine at the end of the third quarter of 2002. Total                                            FIRST QUARTER
cash costs of US$0.31 per pound of payable zinc for the first                                      -----------------------
quarter of 2003 were the same as for 2002 despite the closure                                          2003           2002
of the Nanisivik mine. Total cash costs are calculated on a       --------------------------------------------------------
per pound of payable zinc basis and include all cash costs        Ore Milled (tonnes)               271,059        267,434
incurred and expensed at the minesite, plus treatment charges,      Zinc (%)                            5.6            5.2
shipping and marketing costs, net of by-product credits             Copper (%)                          0.6            0.6
                                                                    Silver (g/t)                         42             47
     The following table details the consolidated operating         Gold (g/t)                          1.3            1.6
statistics as well as consolidated operating costs and total      Concentrate Production
cash costs.                                                         Zinc (tonnes)                    24,768         22,069
                                                                      Recovery (%)                     88.9           86.6
                                       FIRST QUARTER                  Grade (%)                        54.6           54.4
                                 -----------------------            Copper (tonnes)                   8,443          9,218
                                     2003           2002              Recovery (%)                     84.5           82.6
--------------------------------------------------------              Grade (%)                        15.7           15.1
Ore Milled (tonnes)               655,616        820,890          Metal in Concentrates
  Zinc (%)                            7.4            8.1            Zinc (tonnes)                    13,518         12,011
Concentrate Production                                              Copper (tonnes)                   1,328          1,391
  Zinc (tonnes)                    80,943        111,929            Silver (ounces)                 132,649        152,136
  Copper (tonnes)                   8,443          9,218            Gold (ounces)                     6,664          6,187
  Lead (tonnes)                     5,885          5,390          Minesite Operating Costs
  Gold (tonnes)                       848          1,181            Per tonne milled (Cdn.$)         $36.73         $32.35
Metal in Concentrates                                             Total Cash Costs
  Zinc (tonnes)                    43,125         60,470            Per lb. payable zinc (US$)        $0.29          $0.26
  Copper (tonnes)                   1,328          1,391          --------------------------------------------------------
  Lead (tonnes)                     3,935          3,690
  Silver (ounces)                 588,602        937,545               The 2002-2003 deep-drilling program at Bouchard-Hebert
  Gold (ounces)                     7,252          7,474          was essentially completed by the end of the first quarter with
Minesite Operating Costs                                          a total of 5,293 metres drilled from both surface and
  Per tonne milled (US$)           $27.84         $26.61          underground.
Total Cash Costs
  Per lb. payable zinc (US$)        $0.31          $0.31               Two surface diamond drill holes were drilled to the
--------------------------------------------------------          north-west of the Bouchard-Hebert mine to investigate a
                                                                  Pulse-Em "off-hole" geophysical anomaly in hole BW-02-136,
BOUCHARD-HEBERT MINE                                              however, both holes were abandoned due to excess hole
                                                                  deviation. A new hole is presently being drilled to
     At the Bouchard-Hebert mine, production of zinc in           investigate this anomaly and will be completed early in the
concentrate for the quarter increased by 12 percent over the      second quarter.
same period in 2002 while the total cash cost was US$0.29 per
pound of payable zinc compared with US$0.26 per pound of               A surface diamond drill hole drilled four kilometres
payable for the same period in 2002. The cash cost per pound      south-east of the Bouchard-Hebert mine, intersected 15 to 25
of payable zinc was higher during the first quarter of 2003       percent disseminated pyrite with massive sulphide sections
compared with the same period of 2002 for several reasons.        over a core length in excess of 150 metres. A second hole was
While the zinc head grade was up slightly in the first quarter    drilled 500 metres to the north and intersected a similar
of 2003, the copper head grade and precious metals production     mineralized zone. Both of these holes had a Pulse-Em
were lower than the same period in 2002. The combination of       "off-hole" geophysical anomaly. A third hole is currently
increased zinc production and lower credits for other metals      being drilled to investigate these geophysical anomalies.
resulted in an increase of US$0.028 on a quarter over quarter
basis. As well, Bouchard-Hebert costs are generally incurred           Plans are currently being prepared for the resumption of
in Canadian dollars, which due to its recent strengthening,       the surface exploration program during the second half of
increased costs by US$0.014 . Higher                              2003.


                                                                  3                                            First Quarter 2003
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
                       "PRODUCTION IN THE FIRST QUARTER FROM BREAKWATER'S FOUR OPERATING MINES IS ON SCHEDULE
                                 TO PRODUCE THE 2003 YEARLY TARGET OF 325 MILLION POUNDS OF ZINC".

NANISIVIK MINE                                                         Confirmation was received during the quarter of the
                                                                  renewal of eight existing exploration permits and the
     At Nanisivik, there was no production during the first       re-staking of four additional exploration permits with a
quarter of 2003 as operations ceased on September 30, 2002.       combined area of 39.55 square kilometres covering the entire
Reclamation activities continued during the quarter and as        prospective area of the Bougrine mine.
well, CanZinco Ltd. personnel continued discussions with a
number of interested parties in an effort to find alternative          During the quarter, exploration resumed in the Koudiat
uses for the existing infrastructure.                             Hanich area where zinc mineralization had previously been
                                                                  targeted in brecciated limestone. The objective of the current
                                       FIRST QUARTER              program is to obtain a better understanding of the shape and
                                 -----------------------          orientation of the brecciated body.
                                     2003           2002
--------------------------------------------------------               In an ongoing effort to increase the mineral reserves and
Ore Milled (tonnes)                     -        182,468          resources and the operating life of the mine, the Company has
  Zinc (%)                              -           10.6          been engaged in discussions with the Tunisian authorities on
  Silver (g/t)                          -             45          utilizing reserves currently being mined by a government
Concentrate Production                                            enterprise.
  Zinc (tonnes)                         -         33,415
    Recovery (%)                        -           97.0          EL MOCHITO MINE
    Grade (%)                           -           56.2
Metal in Concentrate                                                   At the El Mochito mine, production of zinc in concentrate
  Zinc (tonnes)                         -         18,769          decreased by 4 percent in the first quarter of 2003 while lead
  Silver (ounces)                       -        211,619          production increased by 21 percent over the same period in
Minesite Operating Costs                                          2002. Total cash costs decreased by 3 percent to US$0.29 per
  Per tonne milled (Cdn.$)              -         $51.02          pound of payable zinc from US$0.30 in the first quarter of
Total Cash Costs                                                  2002. The reduction in costs is attributable to lower
  Per lb. payable zinc (US$)            -          $0.34          treatment charges, improvements in grade control and improved
--------------------------------------------------------          productivity.

BOUGRINE MINE                                                                                            FIRST QUARTER
                                                                                                   -----------------------
     Production of zinc in concentrate for the quarter                                                 2003           2002
increased by 7 percent over the same period in 2002 while the     --------------------------------------------------------
total cash cost remained the same at US$0.32 per pound of         Ore Milled (tonnes)               166,494        159,494
payable zinc. Mine operating costs on a per tonne milled basis      Zinc (%)                            7.5            8.0
were higher in the first quarter of 2003 over the same quarter      Lead (%)                            1.9            1.7
of 2002 due to an increase in lubricant consumption, expected      Silver (g/t)                          84             108
to return to lower levels in the second quarter of 2003, and      Concentrate Production
an increase in the annual rail and power rates. These two           Zinc (tonnes)                    21,924         22,755
factors accounted for 58 percent of the increase while the            Recovery (%)                     91.9           93.2
impact of the Tunisian Dinar to the US dollar exchange rate           Grade (%)                        52.1           52.3
accounted for the rest of the increase. The total cash costs        Lead (tonnes)                     4,011          3,209
remained constant due to improved zinc output in the first            Recovery (%)                     83.4           82.8
quarter of 2003.                                                      Grade (%)                        66.9           69.2
                                                                  Metal in Concentrates
                                      FIRST QUARTER                 Zinc (tonnes)                    11,422         11,908
                                 -----------------------            Lead (tonnes)                     2,685          2,220
                                     2003           2002            Silver (ounces)                 398,785        495,574
--------------------------------------------------------          Minesite Operating Costs
Ore Milled (tonnes)               108,901        107,896            Per tonne milled (US$)           $29.70         $30.06
  Zinc (%)                           10.9           10.3          Total Cash Costs
  Lead (%)                            1.6            1.7            Per lb. Payable zinc (US$)        $0.29          $0.30
Concentrate Production                                            --------------------------------------------------------
  Zinc (tonnes)                    17,729         16,514
    Recovery (%)                     81.9           81.5
    Grade (%)                        54.6           54.9
  Lead (tonnes)                     1,874          2,181
    Recovery (%)                     74.2           80.0
    Grade (%)                        66.7           67.4
Metal in Concentrates
  Zinc (tonnes)                     9,676          9,062
  Lead (tonnes)                     1,250          1,470
Minesite Operating Costs
  Per tonne milled (US$)           $34.56         $28.28
Total Cash Costs
  Per lb. Payable zinc (US$)        $0.32          $0.32
--------------------------------------------------------
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Breakwater Resources Ltd.                                         4
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
EL TOQUI MINE                                                          Once the present drill program is complete, SRK will
                                                                  update the feasibility study to include any new mineral
     At the El Toqui mine, production of zinc in concentrate      reserves. Management expects the study will be completed
decreased by 2 percent in the first quarter of 2003 from the      during the second quarter of 2003.
first quarter of 2002 while the total cash cost was US$0.36
per pound of payable zinc compared with US$0.32. The principal    LAPA PROPERTY, QUEBEC
reasons for the increased unit costs were the drop in the zinc
and gold head grades and the increased tonnes mined and                On April 24, 2003, the Company announced that
milled. As well, construction of the new crushing system          Agnico-Eagle Mines Limited has agreed to purchase 100 percent
necessitates the temporary use of a portable crusher, which       of Breakwater's Tonawanda and Zulapa gold properties, known
added approximately US$1 per tonne to minesite operating          collectively as the Lapa property, subject to the completion
costs. The new crusher will be commissioned during the second     of a definitive legal agreement.
quarter of 2003 and costs for crushing will be reduced.
                                                                       Agnico-Eagle will pay Breakwater US$7.925 million for
                                       FIRST QUARTER              Breakwater's interest in the Lapa property. Breakwater will
                                 -----------------------          retain a 1 percent net smelter royalty ("NSR") on all gold
                                     2003           2002          production from the Tonawanda property and a 0.5 percent NSR
--------------------------------------------------------          on all gold production from the Zulapa property. Agnico-Eagle
Ore Milled (tonnes)               109,163        103,598          will also pay a non-refundable advance royalty of US$1 million
  Zinc (%)                            8.4            9.1          on closing and a further non-refundable advance royalty of
  Gold (g/t)                          0.3            0.8          US$1 million when the total published inferred resources reach
Concentrate Production                                            2 million ounces of gold on the Zulapa and Tonawanda
  Zinc (tonnes)                    16,522         17,176          properties.
    Recovery (%)                     92.3           92.0
    Grade (%)                        51.5           50.8               In addition to the Lapa property, Agnico-Eagle has
  Gold (tonnes)                       848          1,181          purchased Breakwater's 66 2/3 percent interest in the Chibex
    Recovery (%)                     34.1           48.2          South property, located four kilometres south of the Lapa
    Grade (g/t)                      13.1           33.9          property in Cadillac Township. Agnico-Eagle will pay
Metal in Concentrates                                             Breakwater US$75,000 for the property as well as a 0.66
  Zinc (tonnes)                     8,509          8,720          percent NSR.
  Gold (ounces)                       588          1,287
  Silver (ounces)                  57,158         78,216               The Lapa and Chibex South properties are considered by
Minesite Operating Costs                                          Breakwater to be non-core assets.
  Per tonne milled (US$)           $27.41         $26.33
Total Cash Costs                                                  OUTLOOK
  Per lb. Payable zinc (US$)        $0.36          $0.32
--------------------------------------------------------               Production in the first quarter from Breakwater's four
                                                                  operating mines is on schedule to produce the 2003 yearly
     Development work to access the Aserradero area, continued    target of 325 million pounds of zinc. Total cash costs were
during the quarter. Production is expected from this higher       US$0.31 per pound of payable zinc during the first three
grade gold area during the second half of 2003.                   months of 2003 compared with the Company's forecasted annual total cash costs of US$0.32 as published in the Company's
     Construction of a new crushing system began during the       annual report.
first quarter and is expected to be completed during the
second quarter of 2003. The new crushing plant will have much          The price of zinc is the prime determinant of the
greater capacity than the existing facility and will provide      Company's earnings and cash flow. Each US$0.01 per pound
for a 25 percent plant capacity increase as well as increase      increase in the price of zinc will increase 2003 earnings and
operator efficiency.                                              cash flow by $4.2 million based on the 2003 annual production forecast. Recent announcements of production cutbacks and mine
     Exploration work for the quarter focussed on geological      closures due to the low zinc price have produced a shortfall
mapping and soil sample collection in the area immediately        in zinc concentrates resulting in lower treatment charges. In
east of the Toqui mine.                                           addition, the recent weakness in the US dollar is placing
                                                                  financial pressure on smelters. These two factors should
LANGLOIS MINE                                                     eventually lead to a reduction in zinc output and, combined with a recovery in the economy, should result in an increased
     On February 12, 2003, the Company announced preliminary      price of zinc in the latter half of 2003.
in-fill drilling results from the 7,935-metre drill program
currently underway at the Langlois mine. The objective of this program is to further delineate and upgrade resources to
reserves in Zone 97, both above 6 level and below 13 level.

                                                                  5                                            First Quarter 2003
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                                                    CONSOLIDATED BALANCE SHEETS
                                                      BREAKWATER RESOURCES LTD.
                                             AS AT MARCH 31, 2003 AND DECEMBER 31, 2002
                                            (Expressed in thousands of Canadian dollars)

                                                                                                  MARCH 31,            December 31,
                                                                                                       2003                    2002
                                                                                                (Unaudited)
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
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                                         $   5,845               $   6,435
Accounts receivable - concentrate                                                                     5,213                  17,061
Other receivables                                                                                     5,691                   6,921
Concentrate inventory                                                                                25,749                  25,340
Materials and supplies inventory                                                                     26,912                  28,967
Prepaid expenses and other current assets                                                             3,496                   2,387

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                                                                                                     72,906                  87,111
RECLAMATION DEPOSITS                                                                                  1,462                   1,387
MINERAL PROPERTIES AND FIXED ASSETS                                                                 126,925                 134,882
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                                                                                                  $ 201,293               $ 223,380
                                                                                                  =================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                                          $  22,039               $  25,577
Provisional payments for concentrate inventory shipped and not priced                                 4,221                   8,642
Short-term debt including current portion of long-term debt (note 2)                                 70,106                  30,227
Income and mining taxes payable                                                                         249                     381
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                                                                                                     96,615                  64,827
LONG-TERM DEBT (note 3)                                                                               1,396                  48,438
RECLAMATION AND CLOSURE COST ACCRUALS                                                                13,833                  13,697
FUTURE TAX LIABILITIES                                                                                  888                     822
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                                                                                                    112,732                 127,784
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SHAREHOLDERS' EQUITY
Capital stock (note 4)                                                                              258,481                 257,759
Common shares to be issued                                                                              -                       618
Contributed surplus                                                                                   1,582                   1,582
Deficit                                                                                            (178,786)               (178,855)
Cumulative translation adjustments                                                                    7,284                  14,492
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                                                                                                     88,561                  95,596
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                                                                                                  $ 201,293               $ 223,380
                                                                                                  =================================


THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.
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Breakwater Resources Ltd.                                         6

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

                                         CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

                                                      BREAKWATER RESOURCES LTD.
                                            FOR THE PERIODS ENDED MARCH 31, 2003 AND 2002
                           (Expressed in thousands of Canadian dollars except share and per share amounts)
                                                             (Unaudited)

                                                                                                           THREE MONTHS ENDED
                                                                                                                MARCH 31,
                                                                                                       2003                    2002
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
Gross sales revenue                                                                           $      52,910           $      64,517
Treatment and marketing costs                                                                        22,432                  31,289
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Net revenue                                                                                          30,478                  33,228
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OPERATING COSTS
Direct operating costs                                                                               26,214                  25,676
Depreciation and depletion                                                                            6,030                   6,618
Reclamation and closure costs                                                                           589                   1,132
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                                                                                                     32,833                  33,426
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LOSS FROM MINING ACTIVITIES                                                                          (2,355)                   (198)
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OTHER EXPENSES (INCOME)
General and administrative                                                                            1,306                   1,279
Interest and financing                                                                                  703                   1,115
Investment and other income                                                                             (29)                   (168)
Foreign exchange (gain) loss on US dollar denominated debt                                           (5,029)                     25
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                                                                                                     (3,049)                  2,251
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EARNINGS (LOSS) BEFORE THE FOLLOWING:                                                                   694                  (2,449)
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Other non-producing property costs                                                                      583                     477
Income and mining taxes                                                                                  42                     345
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                                                                                                        625                     822
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NET EARNINGS (LOSS)                                                                                      69                  (3,271)
DEFICIT - BEGINNING OF PERIOD                                                                      (178,855)               (158,968)
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DEFICIT - END OF PERIOD                                                                       $    (178,786)          $    (162,239)
                                                                                              =====================================


EARNINGS (LOSS) PER SHARE - BASIC (note 5)                                                    $        0.00           $       (0.03)
                                                                                              =====================================
DILUTED EARNINGS PER COMMON SHARE (note 5)                                                    $        0.00           $         N/A
                                                                                              =====================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING AFTER BONUS ELEMENT (note 5)                                                      195,509,000             101,498,000
                                                                                              =====================================



THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                                  7                                            First Quarter 2003
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

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      BREAKWATER RESOURCES LTD.
                                            FOR THE PERIODS ENDED MARCH 31, 2003 AND 2002
                           (Expressed in thousands of Canadian dollars except share and per share amounts)
                                                             (Unaudited)

                                                                                                           THREE MONTHS ENDED
                                                                                                                MARCH 31,
                                                                                                      2003                    2002
-----------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES
Net earnings (loss)                                                                               $     69                 $ (3,271)
Non-cash items:
  Depreciation and depletion                                                                         6,030                    6,618
  Foreign exchange (gain) loss on US dollar denominated debt
    and other non-cash items                                                                        (5,116)                      26
  Future income taxes                                                                                   66                        -
  Reclamation and closure cost accruals                                                                589                    1,132
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     1,638                    4,505
Payment of reclamation and closure costs                                                            (1,205)                    (380)
Changes in non-cash working capital items (note 7)                                                   4,142                  (16,193)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     4,575                  (12,068)
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Issue of common shares for cash (note 4)                                                                54                      133
(Decrease) increase in debt                                                                         (1,880)                  13,977
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (1,826)                  14,110
-----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Reclamation deposits                                                                                   (75)                       -
Mineral properties and fixed assets                                                                 (3,264)                  (2,297)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (3,339)                  (2,297)
-----------------------------------------------------------------------------------------------------------------------------------
DECREASE IN CASH                                                                                      (590)                    (255)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                                      6,435                    3,305
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                                         $  5,845                 $  3,050
                                                                                                  =================================

Supplemental Disclosure of Cash Flow Information
Cash paid for:
  Interest                                                                                        $    743                 $    851
  Income and mining taxes                                                                         $    108                 $      -


THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Breakwater Resources Ltd.                                         8
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

                                           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                      BREAKWATER RESOURCES LTD.
                                            FOR THE PERIODS ENDED MARCH 31, 2003 AND 2002
                                                             (Unaudited)

1.   ACCOUNTING POLICIES AND BASIS OF PRESENTATION                2.   SHORT-TERM DEBT

     BASIS OF PRESENTATION                                                                             MARCH 31,   DECEMBER 31,
                                                                       ($000'S)                             2003           2002
     These interim consolidated financial statements of                --------------------------------------------------------
Breakwater Resources Ltd. (the "Company") for the three months         Syndicated Credit Facility
ended March 31, 2003 and 2002 have been presented using                  - Revolver                       21,746         25,195
accounting principles applicable to a going concern, which               - Term Credit Facility,
assumes that the Company will continue in operation for the                  current portion (note 3)     33,252              -
foreseeable future and be able to realize its assets and                 - Supplemental Term Credit
satisfy its liabilities in the normal course of business.                    Facility, current portion
                                                                             (note 3)                      9,550              -
     Management of the Company has reviewed the Company's              Customer prepayments for
working capital requirements for the period ending December              zinc concentrate                  2,939          3,159
31, 2003. The review was based on operating plans believed to          Other                               2,619          1,873
be achievable assuming that there is a modest recovery in the          --------------------------------------------------------
price of zinc to US$800 per tonne. Based upon these                                                       70,106         30,227
assumptions and the estimated operating cash flow, capital
expenditures and debt servicing requirements of the Company,           Under the refinancing agreement as described in note 6 of
it is estimated that the Company will be able to meet its cash    the Company's consolidated financial statements for the year
requirements until December 31, 2003.                             ended December 31, 2002, the Syndicated Credit Facility is repayable on January 2, 2004.
     The Company believes that it will not be able to repay
its debt under the Syndicated Credit Facilities on maturity on    3.   LONG-TERM DEBT
January 2, 2004, unless metal prices recover. Accordingly, the
Company believes that it will be necessary for the Company to                                          MARCH 31,   DECEMBER 31,
negotiate the extension, restructuring or replacement of the           ($000'S)                             2003           2002
Syndicated Credit Facilities prior to their maturity on                --------------------------------------------------------
January 2, 2004.                                                       Term Credit Facility (note 2)           -         35,748
                                                                       Supplemental Term Facility (note 2)     -         10,267
     These interim consolidated financial statements do not            Reimbursable government assistance,
include any adjustments to the recoverability and                        discounted at rate of 8%          1,396          1,390
classification of recorded asset amounts and classification of         Customer prepayments for
liabilities that might be necessary, if the Company was unable           zinc concentrates                     -         3,159
to continue as a going concern.                                        Other                                   -         1,033
                                                                       --------------------------------------------------------
     ACCOUNTING POLICIES                                               Total                               1,396        51,597
                                                                       Less current portion                    -         3,159
     These interim consolidated financial statements of the            --------------------------------------------------------
Company have been prepared in accordance with Canadian                                                     1,396        48,438
generally accepted accounting principles ("Canadian GAAP") and
follow the same accounting principles and methods of              4.   CAPITAL STOCK AND STOCK OPTIONS
application as those disclosed in note 1 of the Company's
consolidated financial statements for the year ended December          (A)  Common Shares
31, 2002. The accompanying interim unaudited consolidated
financial statements include all adjustments that are, in the                                            NUMBER
opinion of management, necessary for fair presentation. These          (000'S)                        OF SHARES         AMOUNT
interim consolidated financial statements do not include all           --------------------------------------------------------
disclosures required by Canadian GAAP for annual financial             As at December 31, 2002          193,281      $ 257,759
statements and should be read in conjunction with the                  Shares issued as supplementary
Company's consolidated financial statements included in its              payment to employee
2002 Annual Report.                                                      (see (I) below)                  2,565            618
                                                                       Employee share bonus plan
     NEW PRONOUNCEMENTS                                                  (see (II) below)                   200             50
                                                                       Employee share purchase plan         451             54
     In February 2003, the Canadian Institute of Chartered             --------------------------------------------------------
Accountants ("CICA") issued Accounting Guideline 14,                   As at March 31, 2003             196,497        258,481
Disclosure of Guarantees ("AcG-14"). AcG-14 requires
disclosure for certain contracts or obligation that meet the           (I) Under an agreement dated November 30, 2001, relating
definition of a guarantee. For the three months ended March            to the resignation of an executive, the Company agreed to
31, 2003, the Company had no contracts or obligations that             pay the executive a supplementary amount of up to
qualified as a guarantee under AcG-14.                                 $700,000 either in cash or common shares of the Company
                                                                       ("Common Shares"). The amount to be paid was based on a
     2002 FIGURES                                                      formula using the weighted average trading price for the
                                                                       Common Shares
     Certain of the 2002 figures have been reclassified to
conform to the 2003 presentation.

                                                                  9                                            First Quarter 2003
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

     for the month of January 2003. In December 2002, an               time. During the three months ended March 31, 2003, the
     amount of $618,000 representing 2,564,887 Common Shares           Company issued 200,000 Common Shares under the Share
     was recorded based on the number of shares to be issued           Bonus Plan.
     pursuant to the formula and was shown in the Company's
     consolidated balance sheet as at December 31, 2002, as            B)   Options transactions were as follows:
     "Common shares to be issued" in shareholders' equity (see
     note 8(c)) of the Company's consolidated financial                                          OPTIONS  WEIGHTED-AVERAGE
     statements for the year ended December 31, 2002).                                           (000'S)    EXERCISE PRICE
     Pursuant to the agreement the shares were issued in               ---------------------------------------------------
     February 2003.                                                    As at December 31, 2002     8,796             $1.31
                                                                       Granted                     1,025              0.25
     (II) The Company's share bonus plan (the "Share Bonus             Cancelled                    (82)              4.28
     Plan") permits Common Shares to be issued as a                    ---------------------------------------------------
     discretionary bonus to any director, employee (full-time          As at March 31, 2003        9,739             $1.18
     or part-time), officer or consultant of the Company or
     any subsidiary thereof who is designated under the Share
     Bonus Plan from time to                                                The following table summarizes the information about
                                                                       the share options outstanding at March 31, 2003.


                                                        OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
                                      ---------------------------------------------------------------------------------------------
                                              NUMBER              WEIGHTED-                             NUMBER
                                         OUTSTANDING                AVERAGE       WEIGHTED-        EXERCISABLE            WEIGHTED-
                                               AS AT              REMAINING         AVERAGE              AS AT              AVERAGE
                                       MAR. 31, 2003            CONTRACTUAL        EXERCISE      MAR. 31, 2003             EXERCISE
     RANGE OF EXERCISE PRICES                (000'S)                   LIFE           PRICE            (000'S)                PRICE
     ------------------------------------------------------------------------------------------------------------------------------
     $0.18 - $0.19                             3,685       9 years 157 days           $0.19              1,228                $0.19
     $0.20 - $2.00                             3,631        6 years 26 days           $0.66              3,072                $0.70
     $2.05 - $3.35                             1,511       4 years 138 days           $2.92              1,511                $2.92
     $3.75 - $8.20                               912       6 years 179 days           $4.35                912                $4.35
                                           ---------------------------------------------

     C) The Company's share option plan is disclosed in note           calculation of diluted earnings per share as the effect
     8(e) of the Company's consolidated financial statements           is anti-dilutive. The average quoted market price of the
     for the year ended December 31, 2002. The Company has             Common Shares during the three months ended March 31,
     elected not to use the fair value method of accounting            2003 was $0.22 (2002 - $0.31).
     and does not recognize compensation expense for its
     stock-based compensation plan for employees. Had                                                      THREE MONTHS ENDED
     compensation expense for the stock-based compensation                                                       MARCH 31,
     plan for employees been determined based upon the fair                                               -------------------
     value of awards granted on or after January 1, 2002, the          (000'S)                                 2003      2002
     Company's net earnings for the three months ended March           ------------------------------------------------------
     31, 2003 would have decreased by $68,000 and for the              Weighted-average number of Common
     three months ended March 31, 2002 the net loss would have           Shares outstanding (including
     increased by $46,000. However, the earnings per share for           bonus element on rights issue)     195,509   101,498
     the three months ended March 31, 2003 and the loss per            Incremental Common Shares on
     share for the three months ended March 31, 2002 would               assumed exercise of options
     have been unchanged.                                                and warrants                         3,285         -
                                                                       ------------------------------------------------------
          The fair value of each option grant is estimated on          Weighted-average number of Common
     the balance sheet date using Black-Scholes option-pricing           Shares used for diluted
     model with the following weighted-average assumptions:              earnings per share                 198,794  101,498

          Expected life (years)        1 - 10                          On May 1, 2002, the Company completed a rights issue with
          Risk free interest rate       4.83%                     an exercise price of $0.20 per share. The market value of the
          Expected volatility             48%                     Common Shares on April 2, 2002, the day prior to trading
          Dividend yield                  0%                      ex-rights was $0.37 per share. As a result of the bonus
                                                                  element in the rights issue, the basic earnings (loss) per
5.   EARNINGS (LOSS) PER SHARE                                    share and the weighted-average number of Common Shares
                                                                  outstanding have been adjusted retroactively as follows:
     Earnings (Loss) per Share ("EPS") has been calculated
using the weighted-average number of shares outstanding during                                             THREE MONTHS ENDED
the period. The diluted EPS gives effect to the exercise of                                                      MARCH 31,
all outstanding stock and compensation options. Diluted                                                   -------------------
earnings per Common Share data is not presented for 2002, as           (000'S)                                 2003      2002
the exercise of options would not have been dilutive in 2002.          ------------------------------------------------------
                                                                       Earnings (Loss) per share
     The calculation of diluted earnings per share assumes               - before bonus element               $0.00  ($0.03)
that options and warrants with an exercise price lower than            Earnings (Loss) per share
the average quoted market price were exercised at the later of           - after bonus element                $0.00  ($0.03)
the beginning of the period, or time of issue. In applying the         Diluted earnings per share
treasury stock method, options and warrants with an exercise             - before bonus element               $0.00      N/A
price greater than the average quoted market price of the              Diluted earnings per share
Common Shares are not included in the                                    - after bonus element                $0.00      N/A

                                                                       Weighted-average number of shares
                                                                         outstanding                        195,509   94,455
                                                                       Additional shares due to bonus
                                                                         element                                  -    7,043
                                                                       ------------------------------------------------------
                                                                       Weighted-average number of shares
                                                                         outstanding after bonus element    195,509  101,498
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Breakwater Resources Ltd.                                         10
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

6.   SEGMENT INFORMATION

     FOR THE THREE MONTHS ENDED MARCH 31, 2003
     ($000'S) (UNAUDITED)

                                                                                                                  CORPORATE
                                                                                                                     AND     CONSO-
     GEOGRAPHIC LOCATION                   LATIN AMERICA                 CANADA                           TUNISIA   OTHER   LIDATED
     ------------------------------------------------------------------------------------------------------------------------------
                                       EL      EL                               BOUCHARD    LAN-
                                  MOCHITO   TOQUI           NANISIVIK  CARIBOU   -HEBERT   GLOIS         BOUGRINE
     OPERATING SEGMENT               MINE    MINE    TOTAL       MINE     MINE      MINE    MINE   TOTAL     MINE
     ------------------------------------------------------------------------------------------------------------------------------
     Net revenue                    8,206   4,266   12,472      2,287        -    12,950       -  15,237    2,769       -    30,478
     Depreciation and depletion    (1,145)   (546)  (1,691)         -        -    (2,307)      -  (2,307)  (1,962)    (70)   (6,030)
     Reclamation and closure costs   (189)   (107)    (296)         -        -      (202)      -    (202)     (91)      -      (589)
     (Loss) contribution from
        mining activities            (382)   (115)    (497)      (383)       -       416       -      33   (1,821)    (70)   (2,355)
     General and administrative         -       -        -          -        -         -       -       -        -  (1,306)   (1,306)
     Interest and financing             -       -        -          -        -         -       -       -        -    (703)     (703)
     Investment and other income        -       -        -          -        -         -       -       -        -      29        29
     Foreign exchange gain              -       -        -          -        -         -       -       -        -   5,029     5,029
     Other non-producing property
        costs                           -       -        -       (141)    (445)        -     (21)   (607)       -      24      (583)
     Income and mining taxes          (34)      -      (34)         -        -       (66)      1     (65)     157    (100)      (42)
     Net earnings (loss)             (416)   (115)    (531)      (524)    (445)      350     (20)   (639)  (1,664)  2,903        69

     Capital expenditures             152   1,556    1,708        (19)       -         -     490     471      362     723     3,264
     Identifiable assets           37,102  33,104   70,206     11,294    3,534    26,886  39,383  81,097   33,789  16,201   201,293


INFORMATION ABOUT MAJOR CUSTOMERS

     Of the Company's total consolidated net revenue in the three months ended March 31 2003, revenue from one customer of
$12,454,000 was from the Bouchard-Hebert Mine and revenue from another customer of $3,505,000 consisted of $2,057,000 from the El
Toqui Mine and $1,448,000 from the Bougrine Mine.

     FOR THE THREE MONTHS ENDED MARCH 31, 2002
     ($000'S) (UNAUDITED)

                                                                                                                  CORPORATE
                                                                                                                     AND     CONSO-
     GEOGRAPHIC LOCATION                   LATIN AMERICA                 CANADA                           TUNISIA   OTHER   LIDATED
     ------------------------------------------------------------------------------------------------------------------------------
                                       EL      EL                               BOUCHARD    LAN-
                                  MOCHITO   TOQUI           NANISIVIK  CARIBOU   -HEBERT   GLOIS         BOUGRINE
     OPERATING SEGMENT               MINE    MINE    TOTAL       MINE     MINE      MINE    MINE   TOTAL     MINE
     ------------------------------------------------------------------------------------------------------------------------------
     Net revenue                    8,812   4,392   13,204      2,730        -    11,304       -  14,034    5,990       -    33,228
     Depreciation and depletion    (1,589)   (667)  (2,256)      (853)       -    (1,641)      -  (2,494)  (1,862)     (6)   (6,618)
     Reclamation and closure costs   (231)    (17)    (248)      (104)       -      (590)      -    (694)    (190)      -    (1,132)
     (Loss) contribution from
       mining activities             (650)   (942)   (1592)     1,066        -     1,097       -   2,163     (763)     (6)     (198)
     General and administrative         -       -        -          -        -         -       -       -        -  (1,279)   (1,279)
     Interest and financing             -       -        -          -        -         -       -       -        -  (1,115)   (1,115)
     Investment and other income        -       -        -          -        -         -       -       -        -     168       168
     Foreign exchange loss              -       -        -          -        -         -       -       -        -     (25)      (25)
     Other non-producing property
       costs                            -       -        -          -     (412)        -     (41)   (453)       -     (24)     (477)
     Income and mining taxes          (12)      -      (12)        (2)       -      (136)      2    (136)     (73)   (124)     (345)
     Net (loss) earnings             (662)   (942)  (1,604)     1,064     (412)      961     (39)  1,574     (836) (2,405)   (3,271)

     Capital expenditures             218     207      425          6        -       638     211     855      766     251     2,297
     Identifiable assets           49,179  32,300   81,479     40,826    3,892    34,641  38,329 117,688   42,483  12,465   254,115

INFORMATION ABOUT MAJOR CUSTOMERS

     Of the Company's total consolidated net revenue in the three months ended March 31, 2002, revenue from one customer of
$9,222,000 consisted of $7,486,000 from the Bouchard-Hebert Mine and $1,736,000 from the El Mochito Mine, revenue from another customer of $3,598,000 consisted of $2,174,000 from the El Toqui Mine and $1,424,000 from the Bougrine Mine and revenue from a third customer of $3,500,000 consisted of $2,238,000 from the El Mochito Mine and $1,262,000 from the Bougrine Mine.

                                                                  11                                           First Quarter 2003
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
7.   ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS        8.   SUBSEQUENT EVENTS

                                       THREE MONTHS ENDED              On April 24, 2003, the Company announced the sale of the
                                           MARCH 31,              Company's Tonawanda and Zulapa gold properties (the "Lapa
                                      -------------------         property"), subject to the completion of a definitive
     ($000'S)                            2003        2002         agreement.
     ----------------------------------------------------
     Accounts receivable -                                             The sale price is US$7,925,000 plus a US$1,000,000
       concentrate                     10,767       (172)         non-refundable advance royalty payable on closing and a
     Other receivables                  1,230        376          further non-refundable advance royalty of US$1,000,000 when
     Concentrate and supplies                                     the total published inferred resources reach two million
       inventory                         (613)    (5,640)         ounces of gold.
     Prepaid expenses and other
       current assets                  (1,211)    (1,640)              The Company will retain a 1.0 percent net smelter royalty
     Accounts payable and accrued                                 ("NSR") on all gold production from the Tonawanda property and
       liabilities                     (1,641)    (8,324)         a 0.5 percent NSR on all gold production from the Zulapa
     Provisional payments for                                     property.
     concentrate
       inventory shipped and not                                       The Company also sold its 66 2/3 percent interest in the
       priced                          (4,258)    (1,218)         Chibex South property, located four kilometres south of the
     Income and mining taxes payable     (132)       425          Lapa property in Cadillac Township.
     ----------------------------------------------------
                                        4,142    (16,193)              The sale price is US$75,000 plus a 0.66 percent NSR. The
                                                                  sale of these properties will result in the recognition of a gain on disposal of approximately $11,600,000 during the
                                                                  second quarter of 2003. An additional gain of US$1,000,000 will be recognized should the inferred resources reach two million ounces of gold.

------------------------------------------------------------------------------------------------------------------------------------

                                                MANAGEMENT AND CORPORATE INFORMATION

  DIRECTORS                     OFFICERS                         TRANSFER AGENT                 CORPORATE AND
                                                                 AND REGISTRAR                  REGISTERED OFFICE
  Colin K. Benner+              Garth A. C. MacRae               Computershare Trust            95 Wellington Street West
                                CHAIRMAN                           Company of Canada            Suite 2000
  Gordon F. Bub                                                  100 University Ave.            Toronto, Ontario
                                Colin K. Benner                  9th Floor                      M5J 2N7
                                PRESIDENT AND                    Toronto, Ontario
  Donald K. Charter             CHIEF EXECUTIVE OFFICER          M5H 2Y1                        Tel: (416) 363-4798
                                                                                                Fax: (416) 363-1315
  Jonathan C. Goodman*o         Rene R. Galipeau+                Tel: (514) 982-7270
                                EXECUTIVE VICE PRESIDENT AND          (800) 564-6253            E-MAIL
  Garth A. C. MacRae+           CHIEF FINANCIAL OFFICER          Fax: (416) 981-9800            investorinfo@breakwater.ca
                                                                      (888) 453-0330
  Allen J. Palmiere*o           John D. Bracale
                                VICE PRESIDENT,                  E-Mail:                        WEBSITE
                                LATIN AMERICA AND CORPORATE      caregistryinfo@computer        www.breakwater.ca
  A. Murray Sinclair, Jr.*o     LOGISTICS                            share.com
                                                                                                SHARES TRADED
                                J. Steven Hayes                                                 The Toronto Stock
                                VICE PRESIDENT, MARKETING        AUDITORS                         Exchange
                                                                                                Symbol - BWR
  *  Member of Audit Committee  William M. Heath                 Deloitte & Touche LLP
                                VICE PRESIDENT, ADMINISTRATION   BCE Place, Suite 1400
  o  Member of Compensation                                      181 Bay Street
     Committee                  Norman L. Calder                 Toronto, Ontario
                                TREASURER                        M5J 2V1
  +  Member of Hedging
     Committee                  Leroy A. Fong                    Tel: (416) 601-6150
                                CONTROLLER

                                E. Ann Wilkinson
                                CORPORATE SECRETARY

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                                                              [LOGO] b
                                                      BREAKWATER RESOURCES LTD.

Breakwater Resources Ltd.                                         12
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

                                                                              [LOGO] COMPUTERHSARE

                                                                                                                  INVESTOR SERVICES
May 20, 2003
                                                                         Computershare Trust Company of Canada
                                                                                         100 University Avenue
To:   Alberta Securities Commission                                                           Toronto, Ontario
      British Columbia Securities Commission                                                           M5J 2Y1
      Manitoba Securities Commission                                                  Telephone 1-800-663-9097    CANADA
      Office of the Administrator, New Brunswick                                        www.computershare.com     Australia
      Securities Commission of Newfoundland                                                                       Channel Islands
      Nova Scotia Securities Commission                                                                           Hong Kong
      Ontario Securities Commission                                                                               Germany
      Registrar of Securities, Prince Edward Island                                                               Ireland
      Commission des valeurs mobilieres du Quebec                                                                 New Zealand
      Saskatchewan Securities Commission                                                                          Philippines
      Securities Registry, Government of the Northwest Territories                                                South Africa
      Registrar of Securities, Government of the Yukon Territories                                                United Kingdom
      Nunavut Legal Registry                                                                                      USA
      The Toronto Stock Exchange
      Industry Canada
      U.S. Securities & Exchange Commission

Dear Sirs:

Subject:          Breakwater Resources Ltd.

We confirm that the following English material was sent by pre-paid mail on May 16, 2003, to the registered shareholders of Common shares of the subject Corporation:

     1.   2003 First Quarter Interim Report

We also confirm that a copy of the above was mailed to all non-registered shareholders of the subject Corporation whose names appear on the Corporation's Supplemental Mailing List in compliance with current securities legislation requirements.

In compliance with regulations made under the Securities Act, we are providing this confirmation to you in our capacity as agent for the subject Corporation.

Yours truly,


(Signed)
Gary Hyshka
Assistant Account Manager
Stock Transfer Services
(416) 263-9493
(416) 981-9800 Fax

cc : Breakwater Resources Ltd.
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